Exhibit 99.3

Talking points for Crown Aesthetics Team

What should we communicate to HCPs when they ask:

Why were Crown and Revance the best partners for this merger? What was the merger rationale?

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Upon completion of the merger, we believe the combined company will be one of the leading global aesthetics and skincare companies, and encompass one of the most comprehensive portfolios of cutting-edge skin health and aesthetic brands, which will represent the three pillars of facial aesthetics: relax, restore and regenerate.

•	By bringing together our two incredibly talented teams – we plan to operate at the intersection of professional aesthetics and consumer skincare.

•	We expect to continue to build and expand our offerings in consumer skin care with product lines for anti-aging, acne, and sun care.

•	We will also have what we believe will be one of the broadest and deepest offerings in aesthetics including toxins, fillers, microneedling, PRP, and topical skin care.

•	These offerings allow us to develop a true partnership with our practice partners and the patients you all serve.

When will the merger officially close?

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We expect to commence a tender offer to acquire all outstanding shares of Revance’s common stock later this month. Completion of the transaction is expected early 2025, subject to Revance stockholders validly tendering shares representing at least a majority of the voting power of Revance, and other customary closing conditions.

Will the current product offerings change?

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Integrating the two businesses will take months and require thorough study. We will work to preserve and enhance the best features of each. We are committed to best serving our customers and will communicate any changes to our product offerings.

Will I have a different sales rep? Will my Crown sales rep be able to sell the other company’s product?

•	For the time being, the plan is for your sales rep to remain the same. If you would like to order products from Crown, please contact your current sales rep.

•	Integrating the two businesses will take months and require thorough study. We are committed to best serving our customers and will communicate any changes to our product offerings.

I am a member of the Crown loyalty program. Will this loyalty program be honored by the other company?

•	Until our transaction closes, Crown and Revance will operate as independent entities. We are excited about this combination and our ability to enhance our service and offerings to customers.

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That said, integrating our businesses will take thorough study. As we work on integrating the two companies in the months ahead, we will have a better understanding of the merits of the customer loyalty programs now in place. We will work to preserve and enhance the best features of each and will be in touch with any changes.

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Forward-Looking Statements

Certain statements contained in this communication are “forward-looking statements.” The use of words such as “anticipates,” “hopes,” “may,” “should,” “intends,” “projects,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, among others, statements relating to Revance Therapeutics, Inc. (“Revance”) and Crown Laboratories, Inc. (“Crown”), their future financial performance, business prospects and strategy, expectations with respect to the tender offer and the merger, including the timing thereof and Revance’s and Crown’s ability to successfully complete such transactions and realize the anticipated benefits. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the tender offer and the merger, including, among other things, regarding how many of Revance stockholders will tender their shares in the tender offer, the possibility that competing offers will be made, the ability to satisfy the conditions to the closing of the tender offer and the merger, the expected timing of the tender offer and the merger, the possibility that the merger will not be completed, difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees and the possibility that anticipated synergies and other anticipated benefits of the transaction will not be realized in the amounts expected, within the expected timeframe or at all, the effect of the announcement of the tender offer and the merger on Revance’s and Crown’s business relationships (including, without limitations, partners and customers), the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of Revance and Crown, and other circumstances beyond Revance’s and Crown’s control. You should not place undue reliance on these forward looking statements. Certain of these and other risks and uncertainties are discussed in Revance’s and Crown’s filings with the SEC, including the Schedule TO (including the offer to purchase, letter of transmittal and related documents) Crown and its acquisition subsidiary will file with the SEC, and the Solicitation/ Recommendation Statement on Schedule 14D-9 the Company will file with the SEC, and Revance’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, neither Revance nor Crown undertakes any duty to update forward-looking statements to reflect events after the date of this communication.

Additional Information and Where to Find It

The tender offer described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Revance Therapeutics, Inc. The solicitation and the offer to buy shares of Revance’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Crown and its acquisition subsidiary intends to file with the Securities and Exchange Commission (SEC). In addition, Revance will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Once filed, such documents will be mailed to the stockholders of Revance free of charge and investors will also be able to obtain a free copy of these materials (including the tender offer statement, Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement) and other documents filed by Crown and Revance with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Revance under the “News” section of Revance’s website at www.revance.com. The information contained in, or that can be accessed through, Revance’s or Crown’s website is not a part of, or incorporated by reference herein.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), INCLUDING TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT OF REVANCE AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.